Exhibit 10.25

December 12, 2008

Nancy J. Baker

Re:                             Separation Agreement

Dear Nancy:

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding the termination of your employment with Cymer, Inc. and all subsidiary and/or affiliated entities (the “Company”).  This Agreement shall become effective on the “Effective Date” as defined in Section 12.  This Agreement supersedes and extinguishes that certain Amended and Restated Employment Agreement between you and the Company entered into effective November 6, 2008 (the “2008 Amended Employment Agreement”), which shall be null and void upon the Effective Date.  You and the Company hereby agree as follows:

1.                                      Separation Date.  You have tendered, and the Company has accepted, your resignation as an employee and officer effective as of December 19, 2008 (the “Separation Date”).  Until the Separation Date, you will continue to receive your base salary in effect as of December 12, 2008, less standard deductions and withholdings in accordance with the Company’s regular payroll practices and you will continue to be eligible to participate in those Company-sponsored employee welfare benefit programs in which you were enrolled as of December 12, 2008.  Upon the Separation Date, you will be eligible to receive the severance benefits set forth in Sections 3, 4, and 7 below, subject to your satisfaction of the conditions set forth therein.  Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance, or benefits from the Company.

2.                                      Stock Awards.  All options previously granted to you to purchase the common stock of the Company and all restricted stock units previously granted to you (collectively, the “Stock Awards”) will cease to vest effective on the Separation Date in accordance with their terms.  Your right to exercise any vested option shares will be governed by the relevant plan documents and stock option agreements.

3.                                      Separation Pay.  Provided that i) this Agreement becomes effective; ii) you sign the Release and Waiver in the form attached hereto as Exhibit A (the “Release and Waiver”) on the Separation Date or within twenty-one (21) days following the Separation Date; iii) you deliver the signed Release and Waiver to the Company within thirty (30) days following the Separation Date; iv) you do not revoke the Release and Waiver; and v) you fully comply with the terms of this Agreement, the Company will pay you severance pay in the form of continuation of your current annualized base salary ($392,000.18), less required deductions, for a period of twelve (12) months following the effective date of the Release and Waiver, such payments to be made on the Company’s regular payroll dates in accordance with its standard payroll practices.

4.                                      Health Insurance.  Provided that i) you comply with the requirements of Section 3; and ii) you timely and properly elect to continue group health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay directly to the insurer the COBRA medical, dental and vision insurance premiums for such Company-sponsored group health insurance plan benefits as you and your eligible dependents were enrolled in effective as of the Separation Date until the earlier of (i) twelve (12) months following the Separation Date, (ii) the date that you are no longer eligible for COBRA coverage, or (iii) the date upon which you become eligible for health insurance benefits pursuant to a plan sponsored by a subsequent employer.  You agree to immediately notify the Company in writing of such employment.  For purposes of this Section 4, references to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan.

5.                                      Bonus Program Payments.  You will not be eligible to receive a bonus for 2008 performance pursuant to the Company’s Short-Term Incentive Bonus Plan (the “STIP”) as the bonus eligibility criteria for the STIP have not been met.  You will not be eligible to receive any amounts under the Company’s 3-Year Bonus Program, 2007 Long-term Incentive Bonus Plan, or any other incentive compensation plan of the Company.

6.                                      Expense Reimbursement.  You will submit your final documented expense reimbursement statement reflecting all business expenses you incurred prior to and including the Separation Date, if any, for which you seek reimbursement no later than January 15, 2009.  The Company shall promptly reimburse your expenses pursuant to Company policy and regular business practice, but in no event later than February 28, 2009.

7.                                      Other Compensation and Benefits.  Provided that this Agreement becomes effective, the Company will provide you with a six-month executive outplacement program from the firm of Lee, Hecht, Harrison.

8.                                      Application of Internal Revenue Code Section 409A.   Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the termination of your service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation From Service or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to your a lump sum amount equal to the sum of the Severance Benefit payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

9.                                      Company Property.  Upon the Separation Date, or such other date as the Company may specify, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or your control, including, but not limited to, Company files, business plans, notes, samples, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, cellular phones, computers, credit cards, entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data).

10.                               Confidentiality and Publicity.  The provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement, in confidence, (a) to your immediate family, (b) to your attorneys, accountants, tax preparers, and financial advisors, and (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  You further agree that you shall not by any means of communication, whether written, oral, electronic or otherwise, comment upon or discuss any aspect of the Company’s business or operations (including, but not limited to your employment or the termination thereof) unless you are specifically required to do so by law. In the event of your breach of this section 10, you shall forfeit any benefits and/or payments provided by this Agreement that have not yet issued at the time of such breach, and you shall be liable to the Company for all damages incurred by the Company as a result of such breach.

11.                               Release of Claims.  In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement other than the Company’s express obligations under the Indemnification Agreement between the Company and you dated November 6, 2008, (the “Indemnification Agreement”), a copy of which is attached as Exhibit B.  This general release includes, but is not limited to:  (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, or fringe benefits; (3) all claims related to contract, including but not limited to the 2008 Amended Employment Agreement (and any predecessor agreements) but not including the Indemnification Agreement; (4) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (5) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (6) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Employee Retirement Income Security Act, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), California Labor Code §970, the California Unruh Act, and the California Fair Employment and Housing Act (as amended).

12.                               ADEA.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA.  You also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which you were already entitled.  You are advised by this writing, as required by the ADEA that:  (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company, provided that you have not earlier revoked this Agreement (the “Effective Date”) and you will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

13.                               Section 1542 Waiver.  In giving this release, which includes claims which may be unknown to you at present, you hereby acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

14.                               Confidential Information and Proprietary Information Obligations.  You hereby acknowledge that you have had access to confidential and proprietary information and trade secrets of the Company in connection with your relationship therewith.  You hereby acknowledge that such information includes, but is not limited to:  (a) inventions, developments, designs, applications, improvements, trade secrets, formulae, methods or processes, discoveries, techniques, plans, strategies and data (hereinafter “Inventions”); and (b) plans for research, development, new products, marketing and selling, information regarding business plans, budgets and unpublished financial statements, licenses, prices and costs, information concerning potential and existing suppliers and customers and information regarding the skills and compensation of employees of the Company; and (c) information and advice relating to the Company’s legal strategies and positions (collectively, with Inventions, hereinafter referred to as “Proprietary Information”).  In view of the foregoing, you hereby agree, warrant and acknowledge that:

(a)                                  You will surrender and deliver to the Company no later than the Separation Date or such earlier date as specified by the Company all documents, notes, laboratory notebooks, drawings, specifications, calculations, sequences, data and other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any of the foregoing Proprietary Information.

(b)                                  You have held and will continue to hold in confidence and trust all Proprietary Information and shall not use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company.  This commitment is in addition to your obligation to hold in confidence all information subject to the attorney-client privilege.

(c)                                  You have assigned to the Company your entire right, title and interest in and to any and all Inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made, conceived of, reduced to practice, or learned, by you, either alone or jointly with others, during the course of your relationship with the Company.

(d)                                  You will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign proprietary rights relating to Inventions in any and all countries.  To that end you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof.  In addition, you will execute, verify and deliver assignments of such proprietary rights to the Company or its designee.  Your obligation to assist the Company with respect to proprietary rights relating to such Inventions in any and all countries shall continue beyond the termination of your employment, but the Company shall compensate you at a reasonable rate after your termination for the time actually spent by you at the Company’s request on such assistance.

(e)                                  In the event the Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in the preceding paragraph, you hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as your agents and attorneys in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by you.  You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.

(f)                                    You acknowledge your continuing obligation to comply with your Employee Non-Disclosure Agreement (“NDA”), a copy of which is attached as Exhibit C and incorporated by this reference.  You represent that you have not violated and will not violate the NDA prior to the Effective Date or thereafter.

Your breach of the foregoing agreements and acknowledgments will result in unique and special harm to the Company and therefore the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

15.                               Non-disparagement.  You agree that you will not at any time disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.  In the event of your breach of this section 15, you shall forfeit any benefits and/or payments provided by this Agreement that have not yet issued at the time of such breach, and you shall be liable to the Company for all damages incurred by the Company as a result of such breach.

16.                               Cooperation and Assistance.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so.  You agree that the foregoing sentence shall not prohibit you from testifying truthfully under subpoena or providing other assistance under compulsion of law.  You agree to provide (voluntarily and without legal compulsion) reasonable cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors.

17.                               No Admissions.  The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

18.                               Entire Agreement.  This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by both you and the Chief Executive Officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by her or its respective attorneys, and signed the same of her or its free will.

19.                               Successors and Assigns.  This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

20.                               Applicable Law.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

21.                               Severability.  If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired.  Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

22.                               Indemnity.  You represent that you have not assigned or otherwise alienated the claims released by this Agreement and that you will indemnify and save harmless the Company from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of said representation.

23.                               Authorization.  You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that you are fully entitled and duly authorized to give the releases herein.

24.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

25.                               Section Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Please sign and date below and return this Agreement to me.

Sincerely,

Cymer, Inc.

/s/ Robert P. Akins

Robert P. Akins, Ph.D.

HAVING READ AND REVIEWED THE FOREGOING, I HEREBY AGREE TO AND ACCEPT THE TERMS AND CONDITIONS OF THIS AGREEMENT AS STATED ABOVE.

Dated:	12/12/08	/s/ Nancy J. Baker
Nancy J. Baker

EXHIBIT A

Release and Wavier of Claims

To be signed on or after December 19, 2008

In consideration of the payments and other benefits set forth in the Separation Agreement dated December 12, 2008 (the “Agreement”), to which this form is attached, I, NANCY J. BAKER, hereby furnish CYMER, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, executives, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver other than the Company’s express obligations under the Indemnification Agreement between the Company and me dated November 6, 2008.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, provided, however, that I do not waive any right to exercise any unexercised stock options that were vested on or before the Separation Date specified in the Agreement; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement and Security Act, the California Unruh Act, and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver, and no benefits will be paid unless and until this Release and Waiver has become effective.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and the Chief Executive Officer of the Company.

Date:	12/20/08	/s/ Nancy J. Baker
Nancy J. Baker

EXHIBIT B

INDEMNIFICATION AGREEMENT

[Standard form of Indemnification Agreement, incorporated herein by reference to Cymer’s Annual Report on Form 10-K for the year ended December 31, 2003.]

EXHIBIT C

NON-DISCLOSURE AGREEMENT

[Company standard form of Employee Non-Disclosure Agreement]